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                                                                     EXHIBIT 4.1
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                      AMENDED BUSINESS CONSULTING AGREEMENT

AGREEMENT, originally made and entered into February 18, 2003, and now amended as of March 10, 2003, by and between Martin Nielson, an Individual who is Chairman of AltosBanCorp, Inc., with offices located at 101 First Street, #493, Los Altos, CA (hereinafter referred to as "Nielson" or "Consultant") and Military Resale Group, Inc., a New York Corporation with offices located at 2180 Executive Circle, Colorado Springs, CO 80906 and ("MYRG").

                              W I T N E S S E T H:
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WHEREAS,  the  Consultant  has substantial strategic business experience, acumen and contacts, and MYRG desires to avail itself of the Consultant's services in conjunction with development and implementation of strategic plans designed to accomplish the foregoing by securing the Consultant's assistance; and

WHEREAS, MYRG desires to utilize Nielson services in connection with its operations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Nielson and MYRG hereby agree as follows:

1.  Consulting  Services.  Subject to the terms and conditions herein contained,
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Nielson  shall  provide business management, marketing consultation and advisory services to MYRG. Such services shall include (a) the preparation, implementation and monitoring of business and marketing plans and selection and implementation of management technology systems, (b) advice concerning accounting issues, financial planning, and fund raising, (c) such other managerial assistance as Nielson shall deem necessary or appropriate for MYRG's business, (d) capital markets advice and assistance, and (e) management of MYRG's acquisition process including management of the planning, targeting, negotiation, due diligence, oversight of the other professionals to be retained by MYRG and execution of certain activities necessary for MYRG to grow by acquisition


2.  Payment.  In  consideration  for  the  services  of  Nielson  to be provided
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hereunder shall be 250,000 freely tradable shares and the option to purchase
650,000 freely tradable shares at the lower of a.)$0.50 per share or b.) the price per share granted to any other advisor or employee of the company during the term of this Agreement. The options shall remain valid for a period of five
(5) years from the date hereof or the date Nielson ceases to be employed or otherwise retained as a consultant by MYRG, whichever shall first occur. The options shall have the right of a "cash less" exercise.

The freely tradable shares are to be issued in the following amounts and in the following names

a.) 117,500 to Martin Nielson, 101 First Street, #493, Los Altos, CA b.) 125,000 to Abraham Mirman c/c CGF Securities, 225 NE Mizner Blvd, Suite 750, Boca Raton, FL 33432 Attn: Al Pacella c.) 7, 500 to Wexler Cronin Capital Associates, New York, NY.

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The  Options  shall  be  issued separately, following separate instructions from
Nielson
3. Expenses. MYRG shall normally pay directly or otherwise reimburse Nielson for
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all  pre-approved travel and other expenses incurred by it in rendering services hereunder, including any expenses incurred by consultant when such consultant is temporarily located outside of the metropolitan Los Altos area for the purpose of rendering services to or for the benefit of MYRG pursuant to this Agreement. Nielson shall provide receipts and vouchers to MYRG for all expenses for which reimbursement is claimed.

4.  Invoices.  All  pre-approved  invoices  for  services  provided  to MYRG and
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expenses  incurred  by  Nielson in connection therewith shall be payable in full within  ten  (10)  days  of  the  date  of  such  invoice.

5.  Personnel.  Nielson  shall  be  an  independent  contractor and no personnel
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utilized  by Nielson in providing services hereunder shall be deemed an employee of MYRG. Moreover, neither Nielson nor any other such person shall be empowered hereunder to act on behalf of MYRG. Nielson shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of MYRG, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

6.  Assignment  of  Compensation.  Nielson  shall  have  the  right  to  assign
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compensation  due  to  him  from  MYRG  to  any trust or company in which he has managing  or  controlling  interest.


7. Term and Termination. This Agreement shall be effective from February 5, 2003
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and shall continue in effect for a period of 6 months thereafter. This Agreement may be renewed for a provisional six-month period thereafter, upon mutual agreement of the parties.

8. Non-Assignability. Except as in Section 7 above, the rights, obligations, and
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benefits  established  by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

9.  Limited  Liability.  Neither  Nielson  nor  any  of  its  consultants, other
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employees, officers or directors shall be liable for consequential or incidental damages of any kind to MYRG that may arise out of or in connection with any services performed by Nielson hereunder.

10.  Confidentiality.  Neither  Nielson  nor  any  of  its  consultants,  other
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employees,  officers,  or  directors  shall  disclose  Confidential  information concerning the business, finances, or other affairs of MYRG was obtained in the course of performing services provided for herein. The term "Confidential Information" does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this agreement or, (ii) becomes available on a non-confidential basis from a source other than The Parties, provided that such source is not known to be bound by a confidentiality agreement or other obligation of secrecy to either Party.

11.  Governing  Law.  This  Agreement  shall  be  governed  by  and construed in
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accordance  with  the laws of the State of New York without giving effect to the conflicts  of  law  principles  thereof  or  actual  domicile  of  the  parties.

12.  Notice.  Notice  hereunder  shall be in writing and shall be deemed to have
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been  given at the time when deposited for mailing with the United States Postal
Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.


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13.  No  other  Agreements.  This Agreement supersedes all prior understandings,
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written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.

IN WITNESS WHEREOF, MYRG and Nielson have duly executed this Agreement as of the day and year first above written.



Military Resale Group, Inc.         Consultant

/s/ Edward T. Whelan                /s/ Martin Nielson
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By: Edward T. Whelan, CEO           By: Martin Nielson



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